JOSHUA TREE CONSTRUCTION, INC.

                      A Nevada Corporation







                           Exhibit 21

            Subsidiaries of the Small Business Issuer
         Subsidiaries of Joshua Tree Construction, Inc.

Joshua Tree Construction, Inc. is a 100% owner of Joshua Tree Finishers, LLC. Joshua Tree Finishers, LLC is incorporated in the state of Nevada. The Articles of Incorporation of Joshua Tree Finishers, LLC are hereby incorporated by reference to
Exhibit 3(d) of this filing.

Joshua Tree Finishers, LLC is the only subsidiary of Joshua  Tree
Construction, Inc.